Exhibit 4.1

DEVON ENERGY CORPORATION

to

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

Supplemental Indenture No. 4

Dated as of March 22, 2018

to

Indenture

Dated as of March 1, 2002

As supplemented by Supplemental Indenture No. 1

Dated as of March 25, 2002

7.95% Senior Debentures due 2032

SUPPLEMENTAL INDENTURE NO. 4 dated as of March 22, 2018 (this “Fourth Supplemental Indenture”), between DEVON ENERGY CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (as successor to The Bank of New York), a New York banking corporation, as Trustee (herein called the “Trustee”).

RECITALS OF THE COMPANY

The Company has heretofore delivered to the Trustee an Indenture dated as of March 1, 2002 (the “Senior Indenture”), providing for the issuance from time to time of Debt Securities of the Company (the “Debt Securities”), as supplemented by Supplemental Indenture No. 1 (the “First Supplemental Indenture”), dated as of March 25, 2002 (together with the Senior Indenture, the “Indenture”), pursuant to which the Company has issued its 7.95% Senior Debentures due 2032 (the “Debentures”).

Section 12.02 of the Senior Indenture permits the Company and the Trustee to enter into an indenture supplemental to the Senior Indenture for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Senior Indenture, subject to certain conditions, including the consent of the Holders of at least a majority in aggregate principal amount of the affected Debt Securities then outstanding.

The Holders of at least a majority in aggregate outstanding principal amount of the Debentures have duly consented to certain proposed amendments to the Indenture (the “Proposed Amendments”) as set forth in the Offer to Purchase and Consent Solicitation Statement of the Company, dated as of March 7, 2018 (as amended or supplemented from time to time, the “Offer to Purchase”), relating to the Company’s tender offers and consent solicitations with respect to the Debentures and certain other securities of the Company (collectively, the “Tender Offers and Consent Solicitations”), and the Company, in accordance with Section 12.02 of the Senior Indenture, is undertaking to execute and deliver this Fourth Supplemental Indenture to effectuate the Proposed Amendments.

The Board of Directors of the Company has authorized and approved the execution and delivery of this Fourth Supplemental Indenture.

All the conditions and requirements necessary to make this Fourth Supplemental Indenture, when duly executed and delivered, a valid and legally binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

RELATION TO SENIOR INDENTURE; DEFINITIONS

SECTION 1.1 RELATION TO SENIOR INDENTURE. This Fourth Supplemental Indenture constitutes an integral part of the Indenture. The provisions set forth in this Fourth Supplemental Indenture shall be effective solely in respect of the Debentures and not any other series of Debt Securities under the Senior Indenture.

SECTION 1.2 DEFINITIONS. Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Senior Indenture.

ARTICLE II

AMENDMENTS AND WAIVERS

SECTION 2.1 AMENDMENTS TO THE INDENTURE. Effective and operative immediately prior to Company’s payment to the Depositary of an amount of money sufficient to pay the aggregate consideration for all Debentures validly tendered and accepted pursuant to the Tender Offers and Consent Solicitations (and the acceptance of consents of the Holders representing at least a majority in aggregate principal amount of the Debentures then outstanding) in accordance with the terms set forth in the Offer to Purchase:

i.	The Indenture is hereby amended to delete Section 2.11 of the First Supplemental Indenture (Events of Default) in its entirety;

ii.	The Indenture is hereby amended to replace (i) “30 nor more than 60 days” in the first sentence of Section 4.04 of the Senior Indenture (Notice of Redemption) with “three Business Days” and (ii) “60 days” in the second sentence of Section 4.02 of the Senior Indenture (Election to Redeem; Notice to Trustee) with “five Business Days”);

iii.	The Indenture is hereby amended to delete Section 6.06 of the Senior Indenture (Limitations on Liens) in its entirety;

iv.	The Indenture is hereby amended to delete clause (c) of Section 8.01 of the Senior Indenture (Events of Default) in its entirety;

v.	The Indenture is hereby amended to (i) delete the first two sentences of Section 10.02 of the Senior Indenture (Reports by Trustee and Company) and replace them with “The Company shall comply with Section 314(a)(1) of the Trust Indenture Act, provided that no reports, documents or other information shall be required to be delivered pursuant to Section 10.02 to the extent that such reports, documents or other information are available on EDGAR.” and (ii) delete the second paragraph of Section 10.02 of the Senior Indenture (Reports by Trustee and Company) in its entirety; and

vi.	The Indenture is hereby amended to delete clause (c) of Section 11.01 of the Senior Indenture (Company May Consolidate, Etc. Only on Certain Terms) in its entirety.

ARTICLE III

MISCELLANEOUS

SECTION 3.1 RATIFICATION OF INDENTURE; FOURTH SUPPLEMENTAL INDENTURE PART OF INDENTURE. Except as expressly modified or amended hereby, the Senior Indenture continues in full force and effect and is in all respects ratified, confirmed and preserved.

i.	This Fourth Supplemental Indenture shall form a part of the Indenture for all purposes and in the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Fourth Supplemental Indenture, as they relate to the Debentures, then the terms and conditions of this Fourth Supplemental Indenture shall prevail;

ii.	The failure to comply with the terms of any of the sections of the Indenture deleted pursuant to Section 2.1 of this Fourth Supplemental Indenture shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture;

iii.	The Global Securities with respect to the Debentures include certain of the provisions in the Indenture deleted or amended pursuant to Section 2.1 of this Supplemental Indenture. Upon the effective date of this Fourth Supplemental Indenture, such provisions of the Global Securities shall be deemed deleted or amended as applicable; and

iv.	All definitions set forth in Section 1.01 of the Senior Indenture or Section 1.2 of the First Supplemental Indenture that relate to defined terms used solely in sections deleted by this Fourth Supplemental Indenture are hereby deleted in their entirety and all references in the Indenture to sections deleted by this Fourth Supplemental Indenture are hereby deleted in their entirety.

SECTION 3.2 GOVERNING LAW. This Fourth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This Fourth Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, and shall, to the extent applicable, be governed by such provisions.

SECTION 3.3 COUNTERPARTS. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 3.4 RECITALS. The recitals contained herein shall be taken as statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

DEVON ENERGY CORPORATION

By:	/s/ Alana D. Tetrick
Name: Alana D. Tetrick
Title: Vice President, Corporate Finance and Treasurer

THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A.,
as Trustee

By:	/s/ R. Tarnas
Name: R. Tarnas
Title: Vice President